Filed Pursuant to Rule 433
Registration No. 333-130030

From: CS ABS SYNDICATE, CREDIT SUISSE SECURI
At:  3/23 11:57:10

$2.2 bn GEMNT 2007-1 & 2007-2 ** Priced **
Jt Lead Mgrs: CS, ABN     Co-mgrs (Class A): BOA, Blaylock, JPM, RBS  100% Pot

2007-1 Cls	Amt(mm)	M/S/F	WAL	Lgl FnL	Bmrk	Sprd	Yld	CPN	$Price

A	$1,007.500	Aaa/AAA/AAA	2.96	03/15/13	1mL	+0			100-00

B	$114.700	A2/A/A	2.96	03/15/13	I-Swps	+11	5.040	4.95	99.89523

C	$80.600	Baa2/BBB/BBB+	2.96	03/15/13	1mL	+27			100-00

2007-2

A	$871.000	Aaa/AAA/AAA	4.96	03/16/15	1mL	+4			100-00

B	$99.160	A2/A/A	4.96	03/16/15	1mL	+18			100-00

C	$69.680	Baa2/BBB/BBB+	4.96	03/16/15	1mL	+36			100-00

•              Collateral: Private label revolving credit card accounts

•              Exp settle: 03/29/07

•              1st payment: 05/15/07

•              All notes are ERISA eligible

•              Bloomberg ticker:  GEMNT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

This message is sent by Credit Suisse or an affiliate (‘CS’) for information only.  Any price or yield information is indicative and may be changed without notice.  The information contained herein is not an offer or solicitation to buy or sell any security.  While this information has been obtained from sources believed to be reliable, its accuracy is not guaranteed.  CS may hold positions in or buy and sell securities referred to herein, or perform/solicit investment banking mandates or other services for any company named in this message.  Any reference to the terms of executed transactions should be treated as preliminary only and subject to our formal written confirmation.

Please access the attached hyperlink for an important electronic communications disclaimer:

http://www.credit-suisse.com/legal/en/disclaimer_email_ib.html